Exhibit 21.1

                         THE CHARLES SCHWAB CORPORATION

                         Subsidiaries of the Registrant


The following is a listing of the significant subsidiaries of the Registrant:

Schwab Holdings, Inc. (holding company for Charles Schwab & Co., Inc.), a Delaware corporation

Charles Schwab & Co., Inc., a California corporation

Mayer & Schweitzer, Inc. (holding company for Schwab Associates & Co.), a New Jersey corporation

Schwab Associates & Co. (99% limited partner of Schwab Capital Markets L.P.), a Delaware corporation

Schwab Capital Markets L.P., a New Jersey limited partnership


The following is a listing of certain other subsidiaries of the Registrant:

Charles Schwab Investment Management, Inc., a Delaware corporation